Exhibit 4.3
FIRST AMENDMENT TO THE THIRD AMENDED AND
RESTATED INVESTORS’ RIGHTS AGREEMENT
     THIS FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “First Amendment”) dated as of January 19, 2012 is by and among Glori Energy Inc. (f/k/a Glori Oil Limited), a Delaware corporation (the “Company”), and certain holders of the Company’s capital stock.
     WHEREAS, the Company and certain investors in the Company are parties to that certain Third Amended and Restated Investors’ Rights Agreement, dated as of December 30, 2011 (the “Agreement”); and
     WHEREAS, in connection with the issuance and sale by the Company of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) pursuant to the terms and conditions of that certain Series C Preferred Stock Purchase Agreement, dated December 30, 2011, as amended (the “Purchase Agreement”) at the Additional Closing (as defined in the Purchase Agreement), the parties hereto desire to (i) amend the Agreement as set forth herein to reflect, among other things, the addition of Additional Purchasers (as defined in the Purchase Agreement) as Investors under the Agreement, and (ii) waive certain rights such parties may have with respect to the issuance and sale by the Company of Series C Preferred Stock at the Additional Closing;
     NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
A.	Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Agreement, as amended by this First Amendment.
ARTICLE II.
AMENDMENT TO AGREEMENT
A.	Amendment to Section 1 of the Agreement.
(i)	The definition of “Major Investor” in Section 1.17 of the Agreement is hereby deleted in its entirety and replaced with the following:
     ”Major Investor” means (i) any Investor that, individually or together with such Investor’s Affiliates, holds either (A) at least ten percent (10%) of the issued and outstanding shares of the Series B Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) or (B) at least ten percent (10%) of the issued and outstanding shares of the Series C Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), (ii) GTI Glori Oil Fund I L.P. so long as it or any of its Affiliates hold at least 2% of the Company’s issued and outstanding capital stock, (iii) ETV so long as it or any of its Affiliates hold at least 1,000,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series B Preferred Stock) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), (iv) to the extent that, and only to the extent that, a Qualified IPO has not occurred within thirteen (13) months after the date hereof, Gentry-Glori Energy Investment LLC (“Gentry”) so long as it or any of its Affiliates hold at least $3,000,000 of capital stock of the Company or 1,000,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series C Preferred Stock) (subject to appropriate adjustment in the

     event of any stock dividend, stock split, combination or similar recapitalization affecting such             shares) and (v) to the extent that, and only to the extent that, a Qualified IPO has not occurred within thirteen (13) months after the date hereof, Texas ACP II, L.P. (“ACP”) so long as it or any of its Affiliates (including but not limited to Texas ACP Venture Partners I, LLC) hold at least $3,000,000 of capital stock of the Company or 1,000,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series C Preferred Stock) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares).”
B.	Amendment to Section 3.3 of the Agreement.
(i)	Section 3.3 of the Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 3.3 Observer Rights. As long as (x) Rawoz own not less than fifteen percent (15%) of the shares of the Series B Preferred Stock originally purchased by it under that certain Series B Preferred Stock Purchase Agreement, dated October 15, 2009, as amended (the “Series B Purchase Agreement”) (or an equivalent amount of Common Stock issued upon conversion thereof) and/or (y) TERI owns at least 83,787 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock) and/or (z) ETV or any of its Affiliates own at least 1,000,000 shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series B Preferred Stock) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), the Company shall invite (A) a representative of Rawoz who shall initially be Rajiv Dhar, (B) the Director General of TERI who shall initially be R.K. Pachauri and (C) a representative of ETV, who shall initially be Kevin Skillem to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representatives copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company. In the event that a Qualified IPO has not occurred within thirteen (13) months after the date hereof, Gentry and ACP shall each be entitled to designate one Board of Directors observer (the “Gentry Observer” and the “ACP Observer,” respectively) acceptable to the Company. Subject to (i) the Gentry Observer and ACP Observer each signing a non-disclosure agreement with the Company in form and substance reasonably satisfactory to the Company and (ii) the provisos contained in this Section 3.3 regarding board observers, the Gentry Observer and the ACP Observer shall each be entitled to the same rights as other board observers described in this Section 3.3.”
C.	Amendment to Section 5 of the Agreement.
(i)	The first sentence of Section 5.6 of the Agreement is hereby amended by deleting the term “Purchase Agreement” and replacing it with “Series B Purchase Agreement”
D.	Amendment to Section 6 of the Agreement.
(i)	Section 6.6 of the Agreement is hereby amended by inserting the following text at the end thereof:
     “Notwithstanding anything herein to the contrary, Sections 1.17 and 3.3 and this Article 6, as they are applicable to ACP, shall not be amended, modified or terminated, and the observance of any term thereunder may not be waived with respect to ACP, without ACP’s written consent.”
E.	Amendment to Schedule A of the Agreement.
(i)	Schedule A of the Agreement is hereby amended by adding the following text at the end thereof:
“Texas ACP II, L.P.
5000 Plaza on the Lake
Suite 195
Austin, Texas 78746
Attention: Damon Rawie
Texas ACP Venture Partners I, LLC
5000 Plaza on the Lake
Suite 195
Austin, Texas 78746
Attention: Damon Rawie.”
ARTICLE III.
EFFECTIVE TIME OF AMENDMENT; WAIVER OF RIGHT OF FIRST OFFER
A.	Effective and contingent upon execution of this First Amendment by (i) the Company, (ii) the holders of a majority of the Registrable Securities then outstanding and (iii) the holders of at least 66 2/3% of the outstanding shares of the Series B Preferred Stock and Series C Preferred Stock, the Agreement is hereby amended as set forth herein, and the parties hereto hereby agree to be bound by the provisions hereof with respect to the matters set forth herein. The parties hereto hereby further waive the Right of First Offer, including the notice requirements, set forth in the Agreement with respect to the issuance of shares of the Series C Preferred Stock to any Investor at the Additional Closing. In accordance with the terms of the Agreement, if the conditions of Section 6.6 of the Agreement are satisfied, this First Amendment, including the waiver contained herein, is binding on all parties to the Agreement, whether or not they execute this First Amendment.

ARTICLE IV.
ADOPTION OF AGREEMENT
A.	By execution of this First Amendment, each Additional Purchaser (as defined in the Purchase Agreement) acknowledges and agrees that it is acquiring certain shares of capital stock of the Company as a new investor and that it shall be considered as an “Investor” for all purposes of the Agreement. Each Additional Purchaser hereby (i) further agrees that any shares of capital stock of the Company held such Additional Investor shall be bound by and subject to the terms of the Agreement and (ii) adopts the Agreement with the same force and effect as if such Additional Purchaser were originally a party thereto.
ARTICLE V.
MISCELLANEOUS
A.	Confirmation. The provisions of the Agreement, as amended by this First Amendment, shall remain in full force and effect following the effectiveness of this First Amendment.

B.	Ratification and Affirmation. The Company and each party hereby acknowledges the terms of this First Amendment and the Agreement.

C.	Counterparts. This First Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of this First Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

D.	No Oral Agreement. This First Amendment represents the final agreement among the parties hereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

E.	Governing Law. This First Amendment and any controversy arising out of or relating to this First Amendment shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

F.	Severability. Any provision of this First Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

G.	Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

GLORI ENERGY INC.

By:	/s/ Stuart Page

Stuart Page, President and Chief Executive Officer
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

THE ENERGY AND RESOURCES INSTITUTE

By:	/s/ Dr. R. K. Pachauri

Name: Dr. R.K. Pachauri
Title: Director General — TERI
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

GTI GLORI OIL FUND I L.P.
By: GTI Co-Investment L.P., its General Partner
By: GTI Ventures LLC, its General Partner
By: GTI Holdings LLC, its sole Member

By:	/s/ Michael Schulhof
Michael Schulhof, Authorized Person

GTI VENTURES, LLC

By:	/s/ Michael Schulhof

Name: Michael Schulhof
Title: Authorized Person
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

KPCB HOLDINGS, INC., AS NOMINEE

By:	/s/ Eric Keller

Name: Eric Keller
Title: President
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

OXFORD BIOSCIENCE PARTNERS V L.P.
By:	OBP Management V L.P.

By:	/s/ Matthew A. Gibbs
Matthew A. Gibbs — General Partner

MRNA FUND V L.P.
By:	OBP Management V L.P.

By:	/s/ Matthew A. Gibbs
Matthew A. Gibbs — General Partner
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

RAWOZ TECHNOLOGY COMPANY LTD.

By:	/s/ Waleed Zawawi
Name:	Waleed Zawawi
Title:	Director
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

MALAYSIAN LIFE SCIENCES CAPITAL FUND LTD.

By: Malaysian Life Sciences Capital Fund Management Company Ltd, its Manager

By:	/s/ Dr. Roger Earl Wyse
Dr. Roger Earl Wyse, Co-Chairman
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

ENERGY TECHNOLOGY VENTURES, LLC

By:	/s/ Patrick Goff
Name: Patrick Goff
Title: Authorized Signatory

Address:

c/o GE Capital, Equity
Attn: Account Manager, Equity
201 Merritt 7
Norwalk, CT 06851
Fax: (203) 956-4005

With a copy to (which shall not constitute notice):

c/o GE Energy Financial Services
Attn: Portfolio Manager, VC
800 Long Ridge Road
Stamford, CT 06927
Fax: (203) 585-0758
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

Texas ACP II, L.P. By: ADVTG GP II, LLC, its General Partner

By:	/s/ Damon Rawie
Name: Damon Rawie
Title: President

Texas ACP Venture Partners I, LLC

By:	/s/ Damon Rawie
Name: Damon Rawie
Title: President
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement

GENTRY-GLORI ENERGY INVESTMENT LLC

By:	/s/ Larry Aschebrook
Name: Larry Aschebrook
Title: Manager
Signature Page to First Amendment to Third Amended and Restated Investors’ Right Agreement